Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-231947) and related Prospectus of Q2 Holdings, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated February 21, 2020, with respect to the consolidated financial statements of Q2 Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Austin, Texas

May 11, 2020